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                                                                       Exhibit 8



                                 August 13, 2001



RAIT Investment Trust
1818 Market Street
Philadelphia, PA  19103

Ladies and Gentlemen:

         We have acted as counsel to RAIT Investment Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of a Form S-8 registration statement (the "Registration Statement"), filed with the Securities and Exchange Commission, with respect to the offering and sale (the "Offering") of up to 800,000 common shares of beneficial interest, par value $0.01 per share of the Company (the "Common Shares"). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

         In giving this opinion letter, we have examined the following:

         1. The Company's Declaration of Trust, as duly filed with the State Department of Assessments and Taxation of Maryland on August 14, 1997;

         2. The Company's Restated and Amended Declaration of Trust, as duly filed with the State Department of Assessments and Taxation of Maryland on November 19, 1997 and as amended by the Articles of Amendment and Restated Declaration of Trust, duly filed with the State Department of Assessments and Taxation of Maryland on January 7, 1998;

         3. The Company's Bylaws;

         4. The Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus"); and

         5. Such other documents as we have deemed necessary or appropriate for purposes of this opinion.




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         In connection with the opinions rendered below, we have assumed that each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy, and has not been amended.

         Based on the documents and assumptions set forth above, and the discussion in the Prospectus under the caption "Tax Consequences" (which is incorporated herein by reference), we are of the opinion that the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Tax Consequences" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a purchaser of Common Shares in the Offering.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Ledgewood Law Firm, P.C. under the caption "Legal Opinions" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

         The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

                                                    Very truly yours,

                                                    /s/ Ledgewood Law Firm, P.C.

                                                    LEDGEWOOD LAW FIRM, P.C.


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